                                                      Exhibit 23.3

               CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this Offering Circular of California Federal Bank, A Federal Savings Bank, on Form OC related to the offering of Noncumulative Preferred Stock of our report, which includes an explanatory paragraph referring to a change in method of accounting for income taxes and postretirement health benefits in 1992, dated May 10, 1994, on our audits of the financial statements of the Acquired Business. We also consent to the reference of our firm under the caption "Experts."


                                                         Coopers & Lybrand LLP

San Francisco, California
January 13, 1997